Exhibit 99

           ATLANTIC COAST AIRLINES HOLDINGS, INC.

For Immediate Release                   Contact: Rick DeLisi
June 4, 2002              Director, Corporate Communications
Page 1 of 2                                   (703) 650-6550

      Atlantic Coast Airlines To Add 25 Additional CRJs
                   To United Express Fleet
 United Express/ACA To Operate All-CRJ Fleet Of 121 Jets By
                         April 2004

Dulles, VA, (June 4, 2002) - Atlantic Coast Airlines (ACA) (NASDAQ/NM: ACAI) today announced it has agreed with Bombardier Aerospace and United Airlines to add 25 additional Canadair Regional Jet aircraft (CRJ200s) to the airline's United Express fleet-with deliveries starting in April 2003 and ending in April 2004. This will bring the total number of regional jets planned for ACA's United Express fleet to 121.

ACA announced that the new CRJs will be used in place of 32 previously-ordered Fairchild Dornier 328JETs and that ACA will discontinue its plan to operate the 328JET in the
United Express program. ACA had taken delivery of two 328JETs for United Express that will be transitioned to the ACA Private Shuttle program before year-end. The total number of regional jets needed for the United Express program operated by ACA has been revised from 128 aircraft to 121, reflecting the larger capacity of the 50-seat CRJ. The company anticipates that its order with Fairchild will be formally terminated following the opening of Fairchild's insolvency proceedings under German law.

In addition to the 62 CRJs now operated by ACA for United Express and the 25 ordered as part of today's announcement, ACA also has 34 previously-ordered CRJs that are scheduled to be delivered by year-end 2003. Following the completion of the retirement of its remaining Jetstream-41 turboprops-which will be phased out under a revised schedule to coincide with the delivery of the new CRJ aircraft-this will create an all-CRJ United Express/ACA fleet by April 2004.

ACA's Delta Connection program, and its operation of a fleet of 30 328JETs is not affected by this announcement.

Senior executives of the company will conduct a live webcast at 8:30 a.m. Eastern time on Wednesday, June 5, 2002 to discuss this announcement and to provide an update of the company's Outlook in light of these and other recent developments. The live webcast can be heard directly through the ACA website at www.atlanticcoast.com (go to the "For Investors" section). Replays of the webcast will be available for the remainder of the business day.



Statements in this press release and by company executives regarding projections and expectations of future operations, earnings, revenues and costs represent forward-looking information. A number of risks and uncertainties exist which could cause actual results to differ materially from these projected results. Such factors include, among others: the costs and other effects of enhanced security measures and other possible government orders; changes in and satisfaction of regulatory requirements including requirements relating to fleet expansion; changes in levels of service agreed to by the company with its code share partners due to market conditions; the ability of these partners to manage their operations and cash flow; the ability and willingness of these partners to continue to deploy the company's aircraft and to utilize and pay for scheduled service at agreed rates; the ability of these partners to force changes in rates; unexpected costs or delays in the implementation of new service; satisfactory resolution of union contracts becoming amendable during 2002 with the company's aviation maintenance technicians and ground service equipment mechanics, and the company's flight attendants; availability and cost of funds for financing new aircraft; final termination of the company's order with Fairchild Dornier; the ability of Fairchild Dornier or its successors to provide adequate product support for previously delivered 328JET aircraft; delays in delivery of CRJ aircraft from Bombardier Inc.; ability to maintain the early retirement schedule for the company's turboprop aircraft; general economic and industry conditions; additional acts of war; and, risks and uncertainties arising from the events of September 11 and from the slow economy which may impact the company, its code share partners, and aircraft manufacturers in ways that the company is not currently able to predict. These and other factors are more fully disclosed under the company's "Management's Discussion and Analysis of Financial Condition and Results of Operations" in ACAI's Annual Report on Form 10-K for the year ended December 31, 2001. These statements are made as of June 4, 2002 and ACA undertakes no obligation to update any such forward-looking information, whether as a result of new information, future events, changed expectations or otherwise.

Atlantic Coast Airlines operates as United Express in the Eastern and Midwestern United States, and as Delta Connection in the Eastern U.S. and Canada. The company currently has a fleet of 126 aircraft-including 95 regional jets-and offers over 800 daily departures, serving 67 destinations in the U.S. and Canada.

ACA employs approximately 4,300 aviation professionals. The common stock of parent company Atlantic Coast Airlines Holdings, Inc. is traded on the Nasdaq National Market under the symbol ACAI. For more information about ACA, visit our website www.atlanticcoast.com.